Exhibit 10.8

June       , 2011

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (the “Agreement”), dated as of June     , 2011 and effective as of the date of the Conversion (as defined herein), is by and among Stewart & Stevenson Inc., a Delaware corporation, (the “Corporation”) and the Persons listed on Schedule A attached hereto (individually, a “Member” and, collectively, the “Members”).  The Corporation and the Members are referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Stewart & Stevenson LLC, a Delaware limited liability company (the “LLC”), converted to the Corporation pursuant to Section 265 of the Delaware General Corporation Law effective as of 12:00 a.m., June         , 2011 (the “Conversion”); and

WHEREAS, the Corporation and the Members wish to provide for certain indemnification with respect to Income Taxes of the Members and desire to make certain covenants with respect to tax matters.

NOW THEREFORE, in consideration of the covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms as used herein have the following meanings:

“Adjusted Conversion Year Taxes” means, for any Member, Income Taxes attributable to the Adjusted Distributive Share of such Member for the Conversion Taxable Year, including, without limitation, any item of income or gain attributable to, in connection with, or otherwise resulting from (i) the Conversion or the LLC being treated or otherwise subject to tax as a corporation under applicable tax law, or (ii) an adjustment to the ending date of the Conversion Taxable Year.

“Adjusted Distributive Share” means a Member’s Distributive Share as modified by an Adjustment, including, without limitation, any modification attributable to the Conversion or the LLC being treated or otherwise subject to tax as a corporation under applicable tax law, or any modification resulting from an adjustment to the ending date of the Conversion Taxable Year.

“Adjusted Prior Year Taxes” means, for any Member, the Income Taxes attributable to the Adjusted Distributive Share of such Member for a Prior Taxable Year.

“Adjustment” means any adjustment pursuant to a Final Determination to any Income Tax Return of the LLC (including an adjustment to the ending date of the Conversion Taxable Year) or the Distributive Share of a Member for a taxable year.

“Applicable Tax Rate” means, for any Income Category, the sum of the highest marginal United States federal, state, and local Income Tax rates applicable to such Income Category for an individual resident of New York, NY.

“Code” means the Internal Revenue Code of 1986, as amended.

“Conversion Taxable Year” means the taxable year of the LLC that begins January 1, 2011 and ends on or before the date of the Conversion.

“Conversion Year Distributions” means a Distribution with respect to the Conversion Taxable Year, excluding any distributions for Income Taxes related to Income Tax years ending prior to January 1, 2011; provided, however, that in the event the Conversion Taxable Year is treated, whether by Final Determination or otherwise, as ending on a date prior to the date of the Conversion, Conversion Year Distributions shall include any Distribution made by the LLC during the period beginning on such earlier ending date and ending on the date of Conversion.

“Damages” means any losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, costs, fees, expenses (including, without limitation, reasonable attorneys’ fees), disbursements, and any interest, penalty, addition to tax or additional amount imposed by applicable law or Taxing Authority with respect to Income Taxes.

“Distribution” means a distribution to a Member by the LLC made from time to time pursuant to Section 2.6 of the Operating Agreement.

“Distributive Share” shall have the meaning as given such term in Section 704 of the Code and applicable Treasury Regulations and any similar or corresponding provision of state and local law.

“Final Determination” means (i) any final determination that under under applicable law is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended tax returns or appeals from adverse determinations), (ii) a “determination” as defined in Section 1313(a) of the Code, (iii) the execution of an Internal Revenue Service Form 870AD or other comparable or similar form of a state or local taxing authority, or (iv) a deficiency notice with respect to which the period for filing a petition with the U.S. Tax Court or the relevant state or local tribunal has expired.

“Income Category” means a category of income or gain for which a separate Income Tax rate is applicable (such as ordinary income, long-term capital gain to a noncorporate Member, “unrecaptured Section 1250 gain,” “qualified dividend income,” and “collectibles gain” (each as defined under Section 1(h) of the Code)).

“Income Tax” means any United States federal, state or local tax or other like assessment or charge imposed on or measured by reference to net income, including, without limitation, any tax imposed by Sections 1, 11 and 55 of the Code (and any similar or corresponding provision of state or local law), determined pursuant to Section 2.1(c).

“Members Representative” means Hushang Ansary.

“Operating Agreement” means the operating agreement of the LLC dated as of January 23, 2006 (as amended from time to time).

“Prior Taxable Year” means a taxable year of the LLC other than the Conversion Taxable Year.

“Reported Conversion Year Taxes” means, for any Member, the Income Taxes attributable to their investment in the LLC including the Reported Distributive Share of such Member with respect to the Conversion Taxable Year, and, without limitation, any item of income or gain attributable to, in connection with, or otherwise resulting from the Conversion or the LLC being treated or otherwise subject to tax as a corporation under applicable tax law, excluding, for avoidance of doubt, any taxes imposed on any Member not attributable to its Reported Distributive Share, including any taxes imposed under Section 884 of the Code related to branch profits taxes or Section 897 of the Code related to dispositions of interests in United States real property.

“Reported Distributive Share” means the Distributive Share of a Member for a taxable year of the LLC reflected on such Member’s Schedule K-1 to IRS Form 1065 (and any similar or corresponding form for state and local Income Tax purposes) for such taxable year.

“Taxing Authority” means the Internal Revenue Service or any comparable state, local or foreign taxing authority.

“Tax Return” means any report, declaration, return, information return, claim for refund, or statement relating to taxes, including any schedule or attachment thereto and any amendments thereof.

“Treasury Regulations” mean the permanent and temporary regulations, and all amendments, modifications and supplements thereof, from time to time promulgated by the Department of the Treasury under the Code.

ARTICLE II

TAX MATTERS

2.1                                 Corporation’s Indemnification of Members.

(a)                                  The Corporation shall indemnify and hold harmless each Member from and against, without duplication:

(i)                                     the amount, if any, by which such Member’s Reported Conversion Year Taxes exceed the aggregate amount of Conversion Year Distributions to such Member,

(ii)                                  the amount, if any, by which such Member’s Adjusted Conversion Year Taxes exceed the greater of (x) such Member’s Reported Conversion Year Taxes and (y) the aggregate amount of Conversion Year Distributions to such Member,

(iii)                               the amount, if any, by which such Member’s Adjusted Prior Year Taxes for any Prior Taxable Year exceed the aggregate amount of Distributions to such Member with respect to such Prior Taxable Year, and

(iv)                              all Damages based upon, arising out of or otherwise in respect of or incident to the items described in clauses (i), (ii), and (iii) above.

(b)                                 The Corporation will increase any payment to such Member under Section 2.1(a) to the extent necessary to ensure that, after taking into account the Income Taxes attributable to the receipt of such amounts (including, without limitation, any Income Taxes attributable to additional amounts paid to a Member pursuant to this Section 2.1(b))  the Member shall have received an amount net of Income Taxes that is equal to the amount such Member would have received if the amounts payable pursuant to this Section 2.1 were not subject to Income Taxes.

(c)                                  For purposes of determining the amount of Reported Conversion Year Taxes, Adjusted Conversion Year Taxes, or Adjusted Prior Year Taxes of a Member, the following principles shall apply:

(i)                                     the Income Tax attributable to an Income Category of a Member’s Distributive Share shall equal the product of (x) the Applicable Tax Rate for such Income Category, and (y) the net income or gain included in such Income Category,

(ii)                                  Income Tax deductions in respect of state and local Income Taxes paid shall not be taken into account in computing such Member’s United States federal Income Tax liability,

(iii)                               the Member’s Distributive Share of losses treated as capital losses under the Code (“Capital Losses”) in any taxable year shall reduce gains allocated to such Member and treated as capital gains under the Code (“Capital Gains”) only to the extent of the amount of Capital Gains recognized and allocated to such Member in the same taxable year,

(iv)                              a Member’s Distributive Share of deductible losses other than Capital Losses in any taxable year shall reduce such Member’s Distributive Share of taxable income allocated only to the extent of the amount of taxable income recognized and allocated to such Member in the same taxable year, and

(v)                                 the principles of computation set forth in this Section 2.1(c) shall apply to each Member, regardless of whether such Member is subject to Income Tax under the Code or applicable provisions of state or local tax law.

(d)                                 Any payment required to be made pursuant to this Agreement shall be paid within ten (10) days after receipt of written notice from the Member that a payment is due hereunder.

2.2                                 Cooperation.  The Corporation and the Members will cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Income Tax

Returns, claims for refund, and any audit, litigation or other proceeding with respect to Income Taxes, and in connection with the determination of any amounts owed or payable pursuant to this Agreement. Such cooperation will include the retention and (upon the other Party’s request) the provision of records and information reasonably relevant to the filing of any Tax Return and any such audit, litigation or other proceeding and any such determination, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Members and the Corporation agree (i) to retain all books and records with respect to Tax matters pertinent to the LLC until four years after the expiration of the statute of limitations, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests upon receiving such notice, the Corporation or the Members, as the case may be, will allow the other Party to take possession of such books and records.

2.3                                 Tax Returns.  The Corporation shall prepare and timely file all Income Tax Returns required to be filed by the LLC.  As soon as practicable after the end of the taxable year of the LLC, the Corporation shall cause to be furnished to the Members all information required by Members for federal and state Income Tax reporting purposes with respect to the LLC, including without limitation a copy of Schedule K-1 to the federal Income Tax Return of the LLC on Form 1065 (or any similar successor schedule).  All such Income Tax Returns will be prepared consistent with the past practice of the LLC, if any, unless otherwise required by law.  The Corporation will permit the Members Representative to review each such Income Tax Return (and any relevant workpapers or other information reasonably requested by the Members Representative) at least 30 days prior to the due date thereof (including applicable extensions).  The Corporation shall make any reasonable revisions requested by the Members Representative that are submitted no less than five days prior to the due date of such Income Tax Return.

2.4                                 Tax Controversies.  The Corporation will promptly inform the Members of the commencement of any audit, examination or proceeding relating in whole or in part to an Income Tax Return of the LLC (“Tax Matter”) to the extent it has notice of such Tax Matter.  The Members will have the authority, with respect to any Tax Matter, to represent the interests of the LLC before the relevant Taxing Authority and shall have the right to control the defense, compromise or other resolution of any such Tax Matter, including responding to inquiries, and contesting, defending against and resolving any assessment for additional Income Taxes or notice of Income Tax deficiency or other adjustment of Income Taxes of, or relating to, such Tax Matter.  The Corporation shall execute and deliver any powers of attorney to allow the Members (or any such Member’s designee) to control such Tax Matter in accordance with this Section 2.4.

2.5                                 Amended Tax Returns.  Without the prior written consent of the Members Representative, the Corporation will not file any amended Income Tax Return of the LLC or revoke or modify any Income Tax election made by or with respect to the LLC.

ARTICLE III

MISCELLANEOUS

3.1                                 Counterparts.  This Agreement may be executed in several counterparts, each of which, when executed, shall be deemed to be an original, but all of which counterparts collectively shall constitute a single instrument representing the agreement among the parties hereto.

3.2                                 Construction of Terms.  Nothing herein expressed or implied is intended, or shall be construed, to confer upon or give any Person, firm or corporation, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

3.3                                 Governing Law.  This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the substantive laws of the State of New York without regard to any choice of law rules of such state.

3.4                                 Amendment and Modification.  This Agreement may be amended, modified or supplemented only by a writing executed by all the parties hereto.

3.5                                 Assignment.  Except by operation of law or in connection with the sale of all or substantially all the assets of a party, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by the Members without the written consent of the Corporation or by the Corporation without written consent of the Members.  Any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.  The provisions of this Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

3.6                                 Interpretation.  The title, article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties, and shall not in any way affect the meaning or interpretation of this Agreement.

3.7                                 Severability.  In the event that any one or more of the provisions of this Agreement shall be held to be illegal, invalid or unenforceable in any respect, the same shall not in any respect affect the validity, legality or enforceability of the remainder of this Agreement, and the parties shall use their best efforts to replace such illegal, invalid or unenforceable provision with an enforceable provision approximating, to the extent possible, the original intent of the parties.

3.8                                 Entire Agreement.  This Agreement embodies the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein.  There are no representations, promises, warranties, covenants or undertakings other than those expressly sat forth herein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

3.9                                 Further Assurances.  Subject to the provisions of this Agreement, the parties shall acknowledge such other instruments and documents and take all other actions that may be reasonably required in order to effectuate the purposes of this Agreement.

3.10                           Waivers, Etc.  No failure or delay on the part of any party in exercising any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power preclude any other or further exercise thereof or the exercise of any other right or power.  No waiver of any provision of this Agreement nor consent to any departure by the parties therefrom shall in any event be effective unless it shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given.

3.11                           Set-off.  All payments to be made by the Corporation under this Agreement shall be made without set-off, counterclaim or withholding, all of which are expressly waived.

3.12                           Change of Law.  If, due to any change in applicable law or regulations or the interpretation thereof by any court or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement shall be impracticable or impossible, the parties shall use their best efforts to find an alternative means to achieve the same or substantially the same results as are contemplated by such provision.

3.13                           Notices.  All notices under this Agreement shall be validly given if in writing and delivered personally or sent by registered mail, postage prepaid to the Members at the addresses listed on signature pages hereto and to the Corporation at:

1000 Louisiana, Suite 5900
Houston, TX 77002

or at such other address as any party may, from time to time, designate in a written notice given in a like manner.  Notice given by mail shall be deemed delivered five calendar days after the date mailed.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

STEWART & STEVENSON INC.

By:
Name:
Title:

MEMBERS

Parman Capital Group LLC

By:
Name:
Title:
Address:

Nina Ansary

Frank C. Carlucci III Revocable Trust

By:
Name:
Title:
Address:

EC Investments B.V.

By:
Name:
Title:
Address: